As filed with the Securities and Exchange Commission on February 20, 2013

Registration No. 333-154975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 15

to

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TNP Strategic Retail Trust, Inc.

(Exact name of registrant as specified in its governing instruments)

1900 Main Street

Suite 700

Irvine, California 92614

(949) 833-8252

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Anthony W. Thompson

Chairman of the Board and Chief Executive Officer

1900 Main Street

Suite 700

Irvine, California 92614

(949) 833-8252

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Thomas G. Voekler

Kaplan Voekler Cunningham & Frank

7 East Second Street

Richmond, Virginia 23224

(804) 423-7921

Approximate date of commencement of proposed sale to public: This post-effective amendment deregisters the securities that remain unsold under the registration statement as of the date hereof (including securities reallocated from the primary offering to the distribution reinvestment plan).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☒

This Post-Effective Amendment No. 15 to the Registration Statement on Form S-11 (Registration No. 333-154975) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of TNP Strategic Retail Trust, Inc. (the “Registrant”) set forth in its registration statement on Form S-11 (File No. 333-154975) declared effective August 7, 2009 (the “Registration Statement”), the Registrant is filing this Post-Effective Amendment No. 15 to the Registration Statement to deregister 88,966,650.25 shares of its common stock that remain unsold under the Registration Statement. Pursuant to this Registration Statement, the Registrant registered $1,100,000,000 in shares of common stock, with up to $1,000,000,000 in shares intended to be sold in its primary offering and up to $100,000,000 in shares intended to be sold under its distribution reinvestment plan, though the Registrant reserved the right to reallocate shares between the primary offering and the distribution reinvestment plan. The Registrant ceased offering shares of common stock in both its primary offering and under its distribution reinvestment plan on February 7, 2013, and accepted aggregate gross primary offering proceeds of approximately $106,054,138.87 and aggregate gross distribution reinvestment plan proceeds of approximately $3,719,601.19.

By filing this Post-Effective Amendment No. 15 to the Registration Statement, the Registrant hereby terminates the primary offering of shares and the distribution reinvestment plan on this Registration Statement and deregisters 88,966,650.25 shares of its common stock that remain unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11, as amended, and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on February 19, 2013.

TNP Strategic Retail Trust, Inc.
By:	/s/ Anthony W. Thompson
Name:	Anthony W. Thompson
Title:	Co-Chief Executive Officer, President and
Chairman of the Board
By:	/s/ Timothy O’Brien
Name:	Timothy O’Brien
Title:	Co-Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the following capacities on February 19, 2013.

Signature	Title

/s/ Anthony W. Thompson	Co-Chief Executive Officer, President and
Anthony W. Thompson	Chairman of the Board (principal executive officer)

/s/ Dee R. Balch	Chief Financial Officer
Dee R. Balch	Treasurer, Secretary and Director (principal financial officer and accounting officer)

/s/ John B. Maier II	Director
John B. Maier II

/s/ Phillip I. Levin	Director
Phillip I. Levin

/s/ Jeffrey S. Rogers	Director
Jeffrey S. Rogers